Exhibit 10.2

THIS NOTE IS SUBJECT TO THE SUBORDINATION PROVISIONS CONTAINED IN SECTION 7 HEREOF, WHICH SECTION, AMONG OTHER THINGS, CONTAINS PROVISIONS DEFINING THE RELATIVE RIGHTS OF CERTAIN CREDITORS OF SOC TELEMED, INC..

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS MAY BE AMENDED, MODIFIED OR RESTATED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS, THE “SLR SUBORDINATION AGREEMENT”) DATED AS OF MARCH 26, 2021 AMONG EACH HOLDER AND SLR INVESTMENT CORP., AS COLLATERAL AGENT (“SLR”); AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SLR SUBORDINATION AGREEMENT.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER THIS NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE HOLDERS HAVE RECEIVED EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE HOLDERS.

UNSECURED SUBORDINATED PROMISSORY NOTE

$13,500,000	March 26, 2021
Reston, Virginia

Subject to the terms and conditions of this Unsecured Subordinated Promissory Note (this “Note”), for value received, SOC Telemed, Inc., a Delaware corporation (“Issuer”), hereby promises to pay to the order of each of the individuals and entities set forth on Schedule 1 attached hereto (each a “Holder” and collectively, the “Holders”), such Holder’s pro rata share percentage set forth on Schedule 1 attached hereto of the aggregate principal sum of $13,500,000 (as such amount increases after giving effect to the addition of the payment-in-kind interest at the end of each month as described in the next sentence, the “Accreted Principal Amount”). Subject to Section 6(a), interest hereunder will accrue on the Accreted Principal Amount from the date of this Note at a rate equal to the Applicable Interest Rate (as defined below) per annum, computed on the basis of a year of 365/366 days, as applicable, and shall be added to the principal amount of this Note on the last day of each calendar month.

The following is a statement of the rights of the Holders and the terms and conditions to which this Note is subject, and to which each Holder agrees.

1. DEFINITIONS. The following definitions will apply for purposes of this Note.

“Accreted Principal Amount” is defined in the introduction to this Note.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Applicable Rate” means the greater of the greater of (a) 0.13% and (b) the rate per annum rate equal to the London Interbank Offered Rate (“LIBOR”) published by the Intercontinental Exchange Benchmark Administration Ltd. (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, as determined in a manner similar to the SLR Loan Agreement) for a term of one month, which determination shall be conclusive in the absence of manifest error; provided that if, at any time, such rate is no longer used in the determination of the ‘Applicable Rate’ then the Applicable Rate shall be equal to an alternate benchmark rate and spread that replaces LIBOR in the SLR Loan Agreement unless the Holders otherwise notify the Issuer in which case the Holders and the Issuer shall agree on an alternate benchmark rate and spread (which may include SOFR, to the extent publicly available quotes of SOFR exist at the relevant time), giving due consideration to (i) market convention or (ii) selection, endorsement or recommendation by a Relevant Governmental Body.

“Applicable Interest Rate” means the applicable interest rate set forth below. The Applicable Interest Rate shall reset monthly.

From the Closing Date through the September 30, 2021	the Applicable Rate, plus 7.47%
From and after September 30, 2021 through September 30, 2022	the Applicable Rate, plus 10.87%
From and after September 30, 2022 through September 30, 2023	the Applicable Rate, plus 12.87%
From and after September 30, 2023 through September 30, 2024	the Applicable Rate, plus 14.87%
From and after September 30, 2024 through September 30, 2025	the Applicable Rate, plus 16.87%
From and after September 30, 2025 through the Maturity Date	the Applicable Rate, plus 18.87%

“Bankruptcy Code” means the United States Bankruptcy Code as from time to time in effect.

“Capital Raise” is defined in Section 2(b).

“Closing Date” means March 26, 2021.

“Disqualified Person” means, on any date, (a) any Person designated by Issuer as a “Disqualified Person” by written notice delivered to the Holders on or prior to the date hereof and (b) any other Person that is a competitor of Issuer or any of its subsidiaries, which Person has been designated by Issuer as a “Disqualified Person” by written notice to the Issuer not less than two (2) Business Days prior to such date; provided that (i) Issuer may only provide a written notice pursuant to clause (b) once in any six month period, (ii) “Disqualified Persons” shall exclude any Person that the Issuer has designated as no longer being a “Disqualified Person” by written notice delivered to the Holders from time to time and (iii) the Holders shall have consented to such designation, such consent not to be unreasonably withheld or delayed.

“Event of Default” is defined in Section 3.

“Holder” and “Holders” are each defined in the introduction to this Note.

“Issuer” is defined in the introduction to this Note.

“Maturity Date” means the earliest to occur of (i) September 28, 2026, and (ii) the occurrence of a Change of Control.

“Note” is defined in the introduction to this Note.

“Note Balance” means, at a given time, the entire then-outstanding Accreted Principal Amount and any accrued but unpaid interest thereon.

“Permitted Senior Refinancing Debt” is defined in Section 3(a).

“Purchase Agreement” means that certain Membership Interest and Stock Purchase Agreement, dated as of March 26, 2021, by and among SOC, Access Physicians Management Services Organization, LLC, HEP AP-B Corp., the sellers party thereto, Health Enterprise Partners III, L.P. and AP Seller Rep, LLC, as representative of the sellers.

“Senior Indebtedness” means all indebtedness of Issuer and its Affiliates with respect to the SLR Loan Agreement, whether now existing or hereafter arising, including all principal of and interest on such indebtedness, and all premiums, fees, expenses and other obligations owing by Issuer and its Affiliates in respect of such SLR Loan Agreement or any Permitted Senior Refinancing Debt.

“SLR Acquisition Loans” means the Term A2 Loans (as defined in the SLR Loan Agreement) in an aggregate principal amount of $10,000,000 made to the Issuer pursuant to the SLR Loan Agreement on the date hereof, the proceeds of which are used by the Issuer, together with the proceeds from the issuance of this Note to consummate the purchase of certain assets pursuant to the Purchase Agreement.

“SLR Loan Agreement” means that certain Loan and Security Agreement among Issuer, Specialists On Call, LLC, Avant Billing Services, Inc., JSA Health Corporation, JSA Health California, LLC, Access Physicians Management Services Organization, LLC and HEP AP-B Corp., SLR in its capacity as collateral agent and the lender parties thereto from time to time, dated as of the date hereof as the same may be amended, modified or restated from time to time in accordance with its terms.

“Subordinated Indebtedness” means the Note Balance and all other obligations of Issuer in respect of this Note, including costs of collection.

2. PAYMENTS.

(a) Scheduled Payment. All outstanding principal and interest under this Note shall be due and payable on the Maturity Date.

(b) Equity Raise; Mandatory Prepayment. Subject to the terms of the Subordination Agreement, until the Note Balance is paid in full, the Issuer or one or more of its controlled Affiliates shall raise Net Proceeds pursuant to a primary sale of equity (i) in an aggregate amount of at least $7,500,000 no later than the six-month anniversary of the date hereof, (ii) in an aggregate amount of at least $7,500,000 no later than the twelve-month anniversary of the date hereof and (iii) in an aggregate amount of at least $8,500,000 plus the outstanding accrued interest and fees on the SLR Acquisition Loan and Note no later than the eighteen-month anniversary of the date hereof (each such financing, a “Capital Raise”). Within 5 business days of the date of receipt of the Net Proceeds of any such Capital Raise by the Issuer or the applicable controlled Affiliate(s), the Issuer shall prepay first, the SLR Acquisition Loan in an amount up to $10,000,000 together with any accrued interest and fees on such SLR Acquisition Loan and second, this Note in an amount equal to the lesser of (y) the amount of the Net Proceeds of such Capital Raise not used pursuant to clause “first” and (z) Note Balance; provided that, if the Issuer fails to meet any deadline set forth in (i), (ii) or (iii) above, the Capital Raise required by such date shall carry forward to the next required date for a Capital Raise. As used herein, the term “Net Proceeds” shall mean an amount equal to gross cash proceeds from a Capital Raise, less reasonable costs and expenses of such Capital Raise which are deducted from the gross cash proceeds at the time of such Capital Raise.

Notwithstanding anything herein to the contrary, this Section 2(b) requires the Issuer to prepay the amounts outstanding pursuant to the Note with the proceeds from a primary sale of any equity, however, in no event will any Holder ‘require’ the Issuer to issue any equity other than common equity to comply with its obligations set forth in this Section 2(b).

(c) Optional Prepayment. Issuer may at any time, without penalty, voluntarily prepay any portion of the Note Balance; provided, however, that such prepayment is not prohibited by the terms of the SLR Subordination Agreement.

(d) Application of Prepayments. Prepayments under this Note will be applied (i) first, to then accrued interest hereunder that has not yet been added to the Accreted Principal Amount until all such accrued interest is reduced to zero and (ii) second, to the then-outstanding Accreted Principal Amount.

(e) Form of Payment. All payments on this Note will be made at the address of the Holders in lawful money of the United States of America by wire transfer in immediately available funds in accordance with their pro rata share percentages as set forth on Schedule 1. If a payment date is not a Business Day, such payment will be made on the next succeeding Business Day.

(f) Unconditional Payment. The Issuer is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under this Note absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Holders hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Issuer and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

3. CONDITIONS TO FUNDING. The funding of proceeds pursuant to this Note are subject to the satisfaction or waiver by the Holders of the following conditions:

(a) the SLR Loan Agreement shall be effective and the SLR Acquisition Loans are received by the Issuer substantially simultaneously with the proceeds of this Note;

(b) the Issuer shall reimburse the Holder on the Closing Date for all reasonable and documented out-of-pocket fees and expenses (in the case of fees, disbursements and other charges of counsel, limited to the reasonable and documented fees, disbursements and other charges of one counsel) incurred in connection with this Note and the transactions contemplated hereby; and

(c) the support letter issued by WPXI Finance, LP and Warburg Pincus XI Partners, LP to the Company, dated September 22, 2020, shall have terminated and the Issuer shall have no further recourse to any amounts committed pursuant to such support letter.

The Issuer acknowledges and agrees that subject to the satisfaction of the conditions set forth in this Section 3, the Holders will fund the aggregate principal amount of the Note on the Closing Date net of an original issue discount in respect thereto and such aggregate funding amount shall be equal to $11,500,000.

4. COVENANTS. So long as any Note Balance remains unpaid and outstanding, the Issuer shall not and nor shall it permit any subsidiary or any of its controlled affiliate to:

(a) incur any additional indebtedness other than (x) Permitted Indebtedness (as defined in the SLR Loan Agreement in effect as of the Closing Date), and in any event intercompany and affiliate debt among the Issuer, its subsidiaries and controlled affiliates that may exist from time to time in the ordinary course of business and (y) indebtedness outstanding pursuant to the SLR Loan Agreement (including any permitted refinancing thereof (such refinancing debt, “Permitted Senior Refinancing Debt”) in amount not to exceed the amount available under the SLR Loan Agreement as in effect on the Closing Date; provided that (i) no Permitted Senior Refinancing Debt shall mature prior to the maturity date set forth in the SLR Loan Agreement in effect on the Closing Date or have a shorter weighted average life than, loans under the SLR Loan Agreement being refinanced, (ii) there shall be no entities that are borrowers or guarantors in respect of the Permitted Senior Refinancing Debt that are not a borrower or a guarantor or required to be a borrower or a guarantor under the SLR Loan Agreement in effect on the Closing Date, (iii) such Permitted Senior Refinancing Debt shall not be secured by any assets that do not constitute ‘collateral’ for the SLR Loan Agreement in effect on the Closing Date, (iv) the proceeds of such Permitted Senior Refinancing Debt are promptly applied to permanently repay in whole or in part the indebtedness being refinanced pursuant to the SLR Loan Agreement in effect on the Closing Date and shall not be in an aggregate principal amount greater than the principal amount of the SLR Loan Agreement in effect on the Closing Date, plus any fees, premium, original issue discount and accrued interest associated therewith, and costs and expenses related thereto and (iii) such Permitted Senior Refinancing Debt shall otherwise be on terms and conditions not materially more favorable to the lenders providing the Permitted Senior Refinancing Debt than the SLR Loan Agreement in effect on the Closing Date;

(b) permit any material amendments, changes or modifications to the terms of the SLR Loan Agreement (including any Permitted Senior Refinancing Debt) that are adverse to the interests of the Holders; provided that, for the avoidance of doubt, (x) any increase in the interest rate or any fees payable to the lenders pursuant to the SLR Loan Agreement in effect on the Closing Date (other than reasonable fees payable in respect of amendments or waivers to the SLR Loan Agreement) or (y) any change of the maturity date applicable to the loans outstanding pursuant to the SLR Loan Agreement in effect on the Closing Date shall be adverse to the interest of the Holders;

(c) use the proceeds of this Note for any purpose other than to consummate, together with the proceeds of the SLR Acquisition Loans, the purchase of certain assets pursuant to the Purchase Agreement.

5. EVENTS OF DEFAULT. Each of the following events will constitute an “Event of Default” hereunder:

(a) Issuer fails to make any payment when due under this Note on the applicable due date;

(b) Issuer commences or consents to the commencement of a voluntary case under the Bankruptcy Code;

(c) An order is entered against Issuer for relief in any involuntary case commenced under the Bankruptcy Code;

(d) An order is entered by a court of competent jurisdiction (i) finding Issuer to be bankrupt, (ii) ordering or approving Issuer’s liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of Issuer’s property and such order will not be vacated or stayed on appeal or otherwise stayed within 90 days of filing;

(e) Issuer making an assignment for the benefit of its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

(f) Issuer fails to use the proceeds of a Capital Raise to prepay the Note Balance after prepayment of the SLR Acquisition Loan in an amount up to $10,000,000 together with any accrued interest and fees on such SLR Acquisition Loan as set forth in Section 2(a); or

(g) Issuer fails to perform or observe any covenant or agreement contained in Section 4 of this Note and such failure continues for 15 days.

6. REMEDIES UPON EVENT OF DEFAULT.

(a) Upon the occurrence of any Event of Default, (i) interest hereunder will accrue on the Accreted Principal Amount from the date of such Event of Default until the Note Balance is paid in full at the sum of (A) the Applicable Interest Rate, plus (B) four percent (4%), and (ii) the Note Balance will become immediately due and payable in full, and thereafter, the Holders will be entitled to exercise their rights and remedies with respect to this Note, including without limitation: (x) exercise any and all rights and remedies available to the Holders under any applicable law and (y) exercise any and all rights and remedies granted to the Holders under the terms of this Note .

(b) For the avoidance of doubt, nothing herein shall prevent Issuer from making tax distributions to its equity holders, and the Holders shall have no recourse against any funds required to allow Issuer to make tax distributions to its equity holders.

7. SUBORDINATION. Each Holder acknowledges and agrees that the payment of Subordinated Indebtedness is hereby expressly subordinated, as set forth in the SLR Subordination Agreement, in the right of payment to the prior payment in full of the Senior Indebtedness. In addition, this Note shall be an unsecured obligation of Issuer, and the Holders shall not require or take an interest in any collateral with respect to this Note. The Holders will execute the SLR Subordination Agreement as of the date hereof and will promptly execute any other documents as any holder or perspective holder of Senior Indebtedness may reasonably request to confirm the provisions of this Note or otherwise provide for the subordination of Subordinated Indebtedness and to take any other action reasonably requested by such holder or prospective holder, including any action necessary to perfect such holder’s or prospective holder’s liens or encumbrances on any assets.

8. GENERAL PROVISIONS.

(a) Further Assurances. Each of the Parties hereto will execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

(b) Amendments; Waivers. This Note may not be amended except as expressly permitted under the SLR Subordination Agreement. Issuer and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor, except as otherwise provided in this Note or the SLR Subordination Agreement. Any provision of this Note may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Issuer and each Holder adversely affected by such amendment or waiver, or in the case of a waiver, by the party against whom such waiver is intended to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) Assignment; Successors and Assigns. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns; provided, however, that Issuer may not directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Note without the express prior written consent of the Holders and prior to the third anniversary of the Closing Date no Holder may directly or indirectly assign any or all of its rights or delegate any of all of its obligations under this Note without the prior written consent of the Issuer (other than any assignments to Affiliates of the Holder). Notwithstanding the foregoing, the Holders shall not in any event make any assignments to a Disqualified Person.

(d) Waiver of Jury Trial. EACH OF PARTIES HERETO WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, ANY DEALINGS AMONG ISSUER AND THE HOLDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(e) Governing Law and Jurisdiction. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

(f) Submission to Jurisdiction. Any legal action or proceeding with respect to this Note shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Note, each party hereto hereby accepts for itself, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(g) Service of Process. Issuer irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with this Note by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Issuer specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(h) Non-exclusive Jurisdiction. Nothing contained in this Section 8 shall affect the right of Holders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Issuer in any other jurisdiction.

(i) Expenses and Indemnity. Should any action, claim, suit or proceeding be brought to enforce or interpret any part of this Note, the Issuer agrees to indemnity and hold harmless the Holder from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (in the case of fees, disbursements and other charges of counsel, limited to the reasonable and documented fees, disbursements and other charges of one firm of counsel for all Indemnified Parties, taken as a whole, and if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions that may be incurred by or awarded against any Indemnified Party, in each case to the extent arising out of or in connection with (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the transactions herein or (b) this Note or any use made with the proceeds thereof, except the foregoing indemnity will not, as to any Indemnified Party, apply to claims, damages, losses, liabilities or related expenses to the extent (i) such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (A) such Indemnified Party’s or any of its Related Persons’ (as defined below) gross negligence, bad faith or willful misconduct or (B) the material breach by such Indemnified Party or any of its Related Persons of its obligations under this Note; or (ii) any settlement is entered into by such Indemnified Party (or any of such Indemnified Party’s Related Persons) without Issuer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) but if there is a final, non-appealable judgment of a court of competent jurisdiction for the plaintiff in any such proceeding, or Issuer consents to such settlement, Issuer agrees to indemnify and hold harmless such Indemnified Party in the manner set forth above. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by Issuer, Issuer’s equity holders or creditors, affiliates or equity holders, any other person, or an Indemnified Party (subject to (ii) above), whether or not an Indemnified Party is otherwise a party thereto. For purposes hereof, a “Related Person” of an Indemnified Party means (a) any controlling person, controlled affiliate or subsidiary of such Indemnified Party, (b) the respective directors, officers or employees of such Indemnified Party, or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such Indemnified Party or any of its subsidiaries, controlled affiliates or controlling persons.

(j) Notices. All notices, demands and other communications under this Note shall be in writing and shall be deemed given (a) when personally delivered, (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by a nationally-recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

To Issuer:

SOC Telemed, Inc.

1768 Business Center Drive, Suite 100

Reston, VA 20190

Attn: Chris Knibb, Chief Financial Officer

Fax: N/A

Email: cknibb@soctelemed.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Attention: Peter Lamb; Hari Raman

Email: plamb@orrick.com; hraman@orrick.com

To Holders :

SOC Holdings LLC

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Attention: General Counsel

Email: notices@warburgpincus.com

(k) Severability. In the event that any provision of this Note or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Note will continue in full force and effect and the application of such provision will be interpreted so as to reasonably effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(l) Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of email in .pdf format) shall be considered original executed counterparts for purposes of this Section.

(m) Entire Agreement; Conflicts. This Note, and the SLR Subordination Agreement collectively contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters; provided, however, that in the event of any conflicts between the SLR Subordination Agreement and Section 5 above, the provisions of the SLR Subordination Agreement will control.

(n) Usury. All agreements between Issuer and Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holders for the use, forbearance or detention of the money to be loaned under this Note or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Holders shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of Issuer to Holders relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to Issuer. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of all agreements between Issuer and Holders. Holders been advised by Issuer to seek the advice of an attorney and an accountant in connection with the issuance of this Note. Issuer has had the opportunity to seek the advice of any attorney and accountant of Borrower’s choice in connection with issuance of this Note.

(o) Acknowledgement. Each Holder (i) is, by reason of its and its advisors business and financial experience, capable of evaluating the merits and risks of this Note and making an informed investment decision with respect hereto and with respect to Issuer’s ability to repay the Note, (ii) has had full access to such other information (including the opportunity to ask questions and receive answers) concerning Issuer as each Holder has deemed appropriate, and has made its own investigation, without reliance upon Issuer, into the business, prospects, operations, property, financial and other condition and creditworthiness of Issuer and (iii) is able to bear the economic and financial risk of the Note.

(p) Confidentiality. In handling any confidential information of the Issuer and its subsidiaries and their respective Affiliates, each of the Holders (in their capacity as Holders) shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) on a confidential basis and subject to the terms and conditions of this Note including this Section 8(p) or provisions substantially similar hereto, to the Holders’ subsidiaries or Affiliates, or in connection with a Holder’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in this Note or the obligations hereunder (provided, however, the Holders shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Holders’ regulators or as otherwise required in connection with an examination or audit; (e) as Holders reasonably consider appropriate in exercising remedies under this Note; and (f) to third party service providers of the Holders so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Holders with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Holders’ possession when disclosed to the Holders through non-confidential means, or becomes part of the public domain after disclosure to the Holders through no breach of this provision by the Holders; or (ii) is disclosed to the Holders by a third party, if the Holders do not know that the third party is prohibited from disclosing the information.

(q) Agreement of Holders. This Note and the terms hereof are agreed to by each Holder by its acceptance of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, Issuer has caused this Unsecured Subordinated Promissory Note to be signed in its name as of the date first written above.

ISSUER:

SOC TELEMED, INC.

By:	/s/ Chris Knibb
Name:	Chris Knibb
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED:

SOC HOLDINGS LLC

By:	Warburg Pincus Private Equity XI, L.P., its managing member
By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Partner

[Signature Page to Unsecured Subordinated Promissory Note]

Schedule 1

Name of Holder	Pro Rate Share Percentage
SOC Holdings LLC	100%